Exhibit 99.1

GSI GROUP INC.

Sales and Gross Profit by Reportable Segment

(UNAUDITED)

Reorganization of Reporting Segments

The Company previously operated in three reportable segments: Laser Products, Precision Motion and Technologies and Semiconductor Systems. The Company committed to a plan for the sale of the Semiconductor Systems and Laser Systems businesses in the second quarter of 2012. As a result, these businesses have been reported as discontinued operations in the consolidated financial statements.

As a result of the NDS acquisition and restructuring activities, the Company realigned its reportable segments into two segments: Laser Products and Precision Technologies. The segment realignment resulted in the Laser Scanners product line being moved to the Laser Products segment and added NDS to the Precision Technologies segment. The segment realignment was based on the following factors: (i) customers and sales channel overlap; (ii) commonality amongst customer applications; (iii) allocation of resources, as the Company has a Group President for each of its two reportable segments who is held accountable for the overall results of the respective segment; (iv) consistency with the structure of the Company’s senior management non-equity incentive program for each segment’s senior management; (v) grouping together those product lines whose organizational and operating cost structures we expect will be consolidated in the future; and (vi) meetings between the chief operating decision maker and the two segment Group Presidents to review the operating performance of each segment and to allocate resources.

Reportable segment financial information has been revised based on the circumstances outlined above. The following table sets forth the external sales, gross profit and gross profit margin, as restated, for each of our reportable segments for the periods noted (dollars in thousands):

	Three Months Ended				Twelve Months Ended	Three Months Ended				Twelve Months Ended
	April 1, 2011	July 1, 2011	September 30, 2011	December 31, 2011	December 31, 2011	March 30, 2012	June 29, 2012	September 28, 2012	December 31, 2012	December 31, 2012
Sales:
Laser Products	$48,430	$51,564	$51,667	$44,353	$196,014	$44,162	$46,297	$48,369	$47,513	$186,341
Precision Technologies	29,073	31,045	27,037	21,127	108,282	21,024	24,082	21,151	18,900	85,157

Total	$77,503	$82,609	$78,704	$65,480	$304,296	$65,186	$70,379	$69,520	$66,413	$271,498

Gross profit:
Laser Products	$21,126	$23,477	$22,834	$18,454	$85,891	$18,585	$18,853	$19,245	$18,773	$75,456
Precision Technologies	13,054	14,053	12,259	9,833	49,199	9,278	12,049	9,903	8,715	39,945
Corporate (1)	(438)	(530)	(508)	(514)	(1,990)	(182)	(235)	(295)	(213)	(925)

Total	$33,742	$37,000	$34,585	$27,773	$133,100	$27,681	$30,667	$28,853	$27,275	$114,476

Gross profit percentages:
Laser Products	43.6%	45.5%	44.2%	41.6%	43.8%	42.1%	40.7%	39.8%	39.5%	40.5%
Precision Technologies	44.9%	45.3%	45.3%	46.5%	45.4%	44.1%	50.0%	46.8%	46.1%	46.9%

Total	43.5%	44.8%	43.9%	42.4%	43.7%	42.5%	43.6%	41.5%	41.1%	42.2%

(1)	Corporate costs primarily represent unallocated overhead related to discontinued operations.